CERTIFIED TRUE TRANSLATION SLOVO & DELO TRANSLATION SERVICES

LICENSE
FOR THE RIGHT TO USE
SUBSURFACE MINERAL RESOURCES

S	R	T	0	0	9	4	9	N	R

SERIES	NUMBER	TYPE

                                                                      "ARTSTROY-XXI" Limited Liability Company
Issued to ----------------------------------------------------------------------------------------------------------------------------------------
                                                                                           (full name of legal entity)

                                                                                 Director, Vladimir Nikolaevitch Nikitin
represented by --------------------------------------------------------------------------------------------------------------------------------
                                                              (first name, middle name, last name of authorized representative of legal entity)

                                                              geological exploration, prospecting and production of hydrocarbons purpose and types of works ---------------------------------------------------------------------------------------------------------------

                                                                           within limits of Kikinsko-Gusikhinsky licensed area
----------------------------------------------------------------------------------------------------------------------------------------------------

                                                                           Baltay and Bazarno-Karabulaksky district of Saratov Region
Subsurface site is located at --------------------------------------------------------------------------------------------------------------
(name of locality, district, region)

Description of limits of subsurface site, corner point coordinates, copies of topographical plans, sections, etc are indicated in Appendix      1       (number of appendix)

Right to use land plots received from: Head of Baltay Municipality of Saratov Region, letter No. 585 of April 15, 2004 and Administration of Bazarno-Karabulaksky Municipality of Saratov Region, letter No. 01-10/574 of September 3, 2002

Copies of documents and description of limits of subsurface site are indicated in Appendix            2

(number of appendix)

Subsurface site has a status of:                     geological allotment and mining allotment

License expiration date:                                                      May 4, 2030

SEAL

/Seal: FEDERAL AGENCY OF SUBSURFACE USE,
SARATOV TERRITORIAL AGENCY OF SUBSURFACE USE

R E G I S T E R E D
" 5 " May 2005
In register under no. 949/SRT00949NR
Signature: /Morozov, Head of Agency

The following documents are integral parts of the present license:

1.	Subsurface Use Agreement for Geological Prospecting, Exploration and Production of Hydrocarbons within limits of Kikinsko-Gusikhinsky Area in Saratov Region – 12 pages;

2.	Aerial map of location of Kikinsko-Gusikhinsky Area – 1 page;

3.	Order No. 19 dated April 4, 2005 of Saratov Territorial Agency on Subsurface Use – 2 pages;

4.	Letter No. 585 dated April 15, 2004 of Head of Baltay Municipality of Saratov Region – 1 page;

5.	Letter No. 01-10/574 dated September 3, 2002 of Administration of Bazarno-Karabulaksky Municipality of Saratov Region – 1 page;

6.	Certificate of a record made at Unified State Register of Legal Entities – 1 page.

     Annex No. 1
to license CPT00949HP

Subsurface Use Agreement
for Geological Prospecting, Exploration and Production of Hydrocarbons
within limits of Kikinsko-Gusikhinsky Area in Saratov Region

Preamble

          The territorial subsurface use agency for Saratov Region acting in the capacity of a federal agency in charge of managing the state subsurface fund (hereinafter referred to as the Subsoil Manager), represented by its acting Director V.Yu. Morozov, on the one hand, and Artstroy-XXI Limited Liability Company (hereinafter referred to as the License Holder), represented by its Director V.N. Nikitin, acting by virtue of the Company's Charter, on the other hand, hereinafter collectively referred to as the Parties, have concluded this Kikinsko-Gusikhinsky subsurface use agreement governing relations between the Parties for the entire license period.

Article 1. Subject Matter of the Agreement

          1.1. This Agreement is an integral part of the Kikinsko-Gusikhinsky subsurface use license and sets forth the key subsurface use terms and conditions.

          1.2. The right to use Kikinsko-Gusikhinsky subsurface resources for geological prospecting, exploration and production of hydrocarbons is granted to License Holder in compliance with the provisions of the Law of the Russian Federation "On Subsurface Resources", Article 101, Clause 5.

          1.3. The right to use subsurface resources is granted following the outcome of the auction held in pursuance of order No. 19 of the territorial subsurface use agency for Saratov Region dated 04/04/2005 "On Approval of the Results of the Tender for Affording the Right to Use Subsurface Resources of the Kikinsko-Gusikhinsky Area in Saratov Region for Geological Prospecting, Exploration and Production of Hydrocarbons" (Annex No. 3 to the license).

          1.4. Preliminary approvals for allocation of land plots designated for operation in Kikinsko-Gusikhinsky Area (Annex 4 attached to the license) have been received from:

          •      The administration of the consolidated municipality of Bazarno-Karabulaksky District in Saratov Region (Letter No. 01-10/574 of September 3, 2002).

          •      The administration of the consolidated municipality of Baltay district in Saratov Region (Letter No. 585 of April 15, 2004).

          Allocation of land plots in their finally determined boundaries and registration of the License Holder's title thereto is carried out in the manner prescribed by the Russian land laws.

          1.5. Kikinsko-Gusikhinsky subsurface site may not be subject to sale, purchase, donation, succession, contribution, pledge or be otherwise alienated.

          The right to use Kikinsko-Gusikhinsky subsurface resources shall not be assigned to third parties, including without limitation in the form of assignment of rights established by the civil law, unless otherwise provided by the Law of the Russian Federation "On Subsurface Resources" or other federal laws.

Article 2. Term of the Agreement

          2.1. This Agreement shall remain in effect during the entire license validity period and shall become effective on the day of license state registration.

          2.2. The subsurface use period may be extended at the initiative of the License Holder provided that it complies with the terms and conditions contained in the license and it is required that field development be completed, thus ensuring efficient use and protection of subsurface resources, and performance of abandonment operations.

          2.3. The License Holder may waive its right to use the Kikinsko-Gusikhinsky subsurface resources by notifying the Subsoil Manager in writing thereof at least six months prior to the established date.

          The License Holder shall perform all of its obligations set out in the license for the event of an early waiver of its rights prior to the established date, on which such subsurface use right terminates, repay any and all debts and pursuant to the provisions of the Law of the Russian Federation "On Subsurface Resources", Article 26 procure that all wells and facilities are in a state approved by the Subsoil Manager and a respective governmental mining supervision agency (suspension, disassembling, etc.)

          2.4. The right to use subsurface resources shall terminate in compliance with the provisions of the Law of the Russian Federation "On Subsurface Resources", Art. 20, Part 1, Clause 3 in the event of a failure to effect payments within the periods of time specified in clause 6.1 hereof.

          2.5. The right to use subsurface resources may be early terminated, suspended or restricted in the manner prescribed and on the terms and conditions set out in the Law of the Russian Federation "On Subsurface Resources", Articles 20, 21 and 23 including without limitation failures by the License Holder to comply with the material subsurface use conditions, which include subsurface use conditions specified in clauses 4.1; 4.2 and 6.2; 6.3 hereof.

          2.6. Pursuant to the provisions of the Law of the Russian Federation "On Subsurface Resources", Articles 21 and 26 and prior to expiration of the license, including without limitation early termination thereof, the License Holder shall:

          - accomplish or discontinue all and any production and other operations in the subsurface resources area;

           - carry out all and any required and duly approved abandonment or suspension of wells and other facilities used for purposes contemplated herein;

          - ensure reclamation of disturbed land and register handover thereof to the land owner in an acceptance certificate in compliance with the established procedures;

          - perform full payments of dues and taxes associated with the use of resources and adverse environmental impact;

          - in compliance with the established procedures make geological, field and other records available for filing;

          - return the license to the Subsoil Manager as applicable.

Article 3. Description of the Subsurface Area

          3.1. Kikinsko-Gusikhinsky Area is located within Baltay and Bazarno-Karabulaksky Districts in Saratov Region. It has no open fields or proven reserves. The total original initial resources in place under D1 category make up 0.4 million tons of oil equivalent.

          3.2. Kikinsko-Gusikhinsky Area is confined to its preliminary boundary with the following corner point coordinates:

Point	Northern	Eastern	Point	Northern	Eastern
No.	latitude	longitude	No.	latitude	longitude
1	52° 28' 25"	46 05'05"	11	52 36' 42"	46 44' 28"
2	52 29' 49"	46 07' 26"	12	52 37' 06"	46 47' 26"
3	52 35' 50"	46 09' 20"	13	52 35' 52"	46 49' 50"
4	52 36' 37"	46 16' 47"	14	52 35' 05"	46 49' 12"
5	52 38' 56"	46 15' 48"	15	52 33' 14"	46 51' 20"
6	52 40' 36"	46 18' 43"	16	52 25' 17"	46 32' 59"
7	52 39' 49"	46 25' 36"	17	52 24' 27"	46 33' 05"
8	52 41' 42"	46 35'36"	18	52 23' 04"	46 35' 34"
9	52 39' 45"	46 36' 35"	19	52 22' 20"	46 35' 37"
10	52 38' 29"	46 41' 13"	20	52 22' 56"	46 26' 04"

Its area is 1100 sq.km.
For Kikinsko-Gusikhinsky location map refer to Annex 2 to the license.

          3.3. For the period of conducting geological prospecting, the subsurface use area is granted the status of a geological allotment, which is unrestricted in terms of its depth, and that of a mining allotment, for the time of hydrocarbons production (in case of discovery of a field), which is restricted to the level of 100 m below the bottom of lowest productive stratum.

          The final boundaries of the mining allotment shall be determined in compliance with the established procedures upon completion of the field's exploration, approval of the field development program, obtainment of a positive opinion of a state environmental expert review body, and approval of the foregoing program by respective governmental authorities.

Article 4. Terms and Conditions of Subsurface Use

          The License Holder shall acquire all rights and assume all liabilities of a Subsurface User in compliance with the Russian law.

          4.1. The following are the key requirements applicable to geological prospecting, exploration and production of hydrocarbons. The License Holder shall: Geological prospecting (5 year period):

          - in the prescribed manner and within one year upon state registration of the license develop and approve a program of geological exploration at the subsurface area and subsequently obtain the opinion of a state environmental expertise agency;

          - within three years upon registration of the license conduct seismic operations with their amount being at least 1100 linear kilometers;

          - within two years upon registration of the license commence drilling of exploratory wells in the subsurface area and the number of such exploratory wells shall be at least three wells drilled at the area within five years upon registration of the license;

          - within five years upon state registration of the license submit as applicable a hydrocarbons reserves assessment report to a state expert review agency.

          Exploration and production of hydrocarbons:

          - within one year upon state appraisal of reserves submit a field development plan (in the event of the discovery of a field) to Saratovnedra (Saratov Territorial Subsurface Use Agency);

           - within two years upon state appraisal of the field's reserves develop and approve a pilot production project and commence test production at the field;

          - within three years following the commencement of test production submit a reserves appraisal report based on the outcome of test production and exploration operations to a state appraisal agency;

          - in the prescribed manner and within ten years upon registration of the license develop and approve a technological document governing development and commissioning of the field;

          - maintain levels of hydrocarbons production in compliance with duly approved design documents for field development that have received all required approvals and for which expert opinions have been produced;

          - at its own cost during the period of the license monitor the technical state of the abandoned and suspended well stock located in the subsurface area, including wells, for which the drilling costs were covered from the federal budget and resource base recovery payments, and eliminate at its own cost identified violations;

          - in the event of a discovery of new commercial hydrocarbons deposits, within three years upon approval of hydrocarbons reserves commence their development;

          - comply with the requirements contained in the approved technical field development documents;

          - during field development operations keep accurate records of recovered hydrocarbons reserves and reserves in place, as well as those of associated components.

          4.2. Production operations may take place only if the following items are available:

          - duly approved hydrocarbons reserves and reserves of associated useful components;

          - duly approved design documents governing field construction and development;

          - mining allotment certificate supporting revised boundaries of the mining allotment and issued by a respective territorial body of the Federal Service for Supervision of Environment, Technology, and Nuclear Management;

          - executed mining allotment certificate for areas of operations;

          4.3. The License Holder owns the title to produced hydrocarbons.

Article 5. Rights and Liabilities of the License Holder

          5.1. The License Holder shall:

          - within one year upon registration of the license assess the background pollution of the area of operations in the subsoil area;

           - within two years upon registration of the license develop and approve in the prescribed manner an environmental monitoring program and commence its implementation, with submission of data to governmental supervision agencies on a free of charge basis;

          - within six months upon state registration of the license enter into an agreement with the local government of Saratov Region on serving social, economic and environmental interests of populated areas, located in the area of production operations and governing the environmental impact of such operations in the Saratov area;

          - while conducting operations in the subsurface use area continuously keep hydrocarbons production records, geological, surveyor, field and other required records and ensure that these are in safe custody;

          - while conducting operations prevent groundwater pollution in the subsurface area;

          - suspend and abandon wells that are out of use, and ensure reclamation of land in compliance with the provisions contained in duly approved design documents;

          - ensure compliance with other requirements established by the applicable law, duly approved standards (regulations, rules) governing subsurface and environmental protection issues, including without limitation atmospheric, land, forest and water protection, as well as protection of buildings and constructions against adverse impact resultant from operations involving use of subsurface resources, and safe working practices;

          - within annually established periods of time submit required reports to respective governmental agencies as established by the applicable Russian law.

          5.2. According to its type of use the License Holder shall be entitled to:

          - use the subsurface area for any business or other activities that are in line with the goals set out in the license;

          - select at its sole discretion forms of such activities that do not contravene the applicable law;

          - contact the Subsurface Reserves Manager on the issue of revising the terms and conditions hereof in the event of occurrence of circumstances that are substantially different to those on which the license was granted.

Article 6. Taxes and Payments

          6.1. The License Holder shall make the following subsurface use payments:

          6.1.1. One-off payment for use of the Kikinsko-Gusikhinsky subsurface resources in the amount of 270,400 (two hundred seventy thousand and four hundred) rubles established in compliance with Auction Minutes No. 2 of 03/28/2005 – to be made within 15 business days following state registration of the subsurface use license.

          6.1.2. Payment for using geological subsurface-related data collected as a result of geological surveys of the subsurface resources that were funded from the budget, in the amount of 15,000 (fifteen thousand) Russian Rubles – to be made within 30 business days upon state registration of the license entitling it to use the subsurface area via the Federal Treasury's accounts to the federal budget in compliance with the Russian budgetary law.

          6.1.3. Subsurface license fee paid via the Federal Treasury's accounts in the amount of 173,025 (one hundred seventy three thousand and twenty five) Russian Rubles – to be paid within 15 days upon state registration of the license.

          6.1.4. All payments shall be made in Russian Rubles. The payment date shall be the day of crediting of funds to respective accounts.

          6.2. The License Holder shall make the following regular subsurface use payments:

           6.2.1. For operations involving prospecting and evaluation of hydrocarbons fields – for the entire subsurface area excluding the area of discovered fields under development at the following rates:
               120 RUR per 1 sq.km of the subsurface area during the first year of the license period,
               150 RUR per 1 sq.km – during the second year of the license period,
               200 RUR per 1 sq.km – during the third year of the license period,
               270 RUR per 1 sq.km – during the fourth year of the license period,
               360 RUR per 1 sq.km – during the fifth year of the license period.

          6.2.2. For field exploration - for the part of the subsurface area that has its hydrocarbons reserves identified and recorded in the State Balance (except for the area of the mining allotment) at the following rates:
               5000 RUR per 1 sq.km - during the first year of exploration,
               7000 RUR per 1 sq.km - during the second year of exploration,

               10000 RUR per 1 sq.km - during the third year of exploration,
               15000 RUR per 1 sq.km - during the fourth year of exploration,
               20000 RUR per 1 sq.km - during the fifth and followingyears of exploration.

          6.3. Upon state registration of the license, the License Holder shall pay taxes and duties, established by the applicable Russian law.

Article 7. Subsurface Data

          7.1. Geological and other subsurface data, collection of which is funded from the State budget, is the property of the State. The Subsurface User shall pursuant to the provisions of the Law of the Russian Federation "On Subsurface Resources", Article 41, pay a fee for using such data.

          7.2. Geological and other subsurface data, collected at the user's expense, shall be its property, and pursuant to the provisions of the law of the Russian Federation "On Subsurface Resources" shall be made available by it to federal and territorial geological data funds, specifying the terms for its use, including without limitation its commercial use.

          7.3. The License Holder shall preserve the core material, recovered during well drilling operations, or upon approval of a territorial body of the Subsoil Manager for Saratov Region deliver it to a data storing organization on a free of charge basis.

          7.4. The degree of confidentiality of such data, as well as the procedures and terms and conditions of its use shall be determined by the owner of such data in compliance with the applicable law.

          7.5. The Ministry of Natural Resources of Russia, Rosnedra (Federal Agency for Subsurface Use) and its territorial bodies shall be entitled to use such data on a free of charge basis provided that such data is used solely to the benefit of the state, while developing federal and territorial geological surveys and subsurface use programs, as well as mineral resource base recovery programs.

Article 8. Efficient Subsurface Management and Protection, Environmental and Safety Requirements

          8.1. For the purpose of efficient subsurface management and protection, environmental protection and safety, the License Holder shall act in compliance with the provisions hereof and regulations applicable in the Russian Federation and Saratov Region, governing efficient subsurface management and protection, environmental and safety issues.

          8.2. The terms and conditions governing safe execution of subsurface-related operations, compliance with environmental and subsurface protection rules and regulations shall be set forth in technological design documents for Kikinsko-Gusikhinsky Area, in compliance with the applicable regulations and shall be approved by respective bodies of the Federal Service for Supervision of Environment, Technology, and Nuclear Management.

          8.3. The following are the key requirements, applicable to efficient subsurface management and protection while performing work hereunder:

          - conduct complete geological surveys and ensure efficient integrated subsurface management and protection;

          - carry out exploration operations, providing an accurate estimation of hydrocarbons reserves;

          - implement more efficient and effective exploration and development programs, and oil, gas and associated components production techniques;

          - prevention of excessive losses of useful components and random development of the most productive strata at fields, resulting in deformation of the overall energy system of deposits;

          - ensure timely submission of reserves appraisal records for state reserves expert reviews;

          - prevent subsurface pollution during operations related to subsurface use;

          - comply with the established practices of well suspension and abandonment and disturbed land reclamation;

          - prevent uncontrolled development of the deposit areas and comply with the rules of using such areas for other purposes;

          - prevent accumulation industrial and household waste in catchment areas and groundwater areas used for potable and industrial water supply.

          8.4. The key environmental protection, environmental safety and safe subsurface management requirements include:

          - use of scientific and technical environmental developments, intended to protect and reclaim disturbed areas and generally ensuring the least possible disturbance of natural geobotanical and hydrological environmental conditions;

          - ensure development and construction of the field in strict compliance with the requirements of the applicable Russian law in the field of environment, subsurface protection and industrial safety;

          - continuously monitor the state of the subsurface resources within the mining allotment in accordance with a duly approved project (program);

          - take all required measures aimed at ensuring treatment of wastewater and disposal of waste resulting from operations, and at the same time use treatment sites and facilities with introduction of developments based on physical, chemical, biological and mechanical processes;

          - ensure maximum concentration of facilities and utilities in areas with the most favorable ground conditions;

          - conduct technical and biological reclamation of land, made available to the License Holder for temporary use.

          8.5. The list of the key requirements set forth in clauses 8.3 and 8.4 is not exhaustive. For all other issues not covered in the list of the key requirements for efficient subsurface management and protection, environmental protection and safety the License Holder shall be governed by the law of the Russian Federation "On Subsurface Resources", Federal Law of the Russian Federation "On Environmental Protection" and other regulations applicable in Russia.

          8.6. The License Holder shall promptly advise environmental and natural resources authorities and executive authorities in Saratov Region of any and all emergency emissions (discharges) of pollutants into the environment.

Article 9. Measurement and Recordkeeping of Hydrocarbons Production

          9.1. The License Holder shall measure volumes and amounts of produced hydrocarbons using such techniques and equipment that are in line with the requirements of the applicable standards.

          9.2. Extractable resources produced in Kikinsko-Gusikhinsky area shall be recorded by the License Holder and reflected in its accounting records in compliance with the applicable law of Russia.

          9.3. The License Holder shall keep records of and monitor extraction of hydrocarbons reserves at all development sites provided that these are not being developed as one site.

          9.4. Should in conducting their inspections supervision agencies conclude that the measurement equipment and devices used by the License Holder have inaccurate readings, the aforementioned inaccuracies shall be deemed to have existed since the last inspection of such equipment and devices.

Article 10. Reports

          10.1. The following are the items to be submitted by the License Holder to the Subsoil Manager or its territorial body in Saratov Region:

          a) annual report on compliance with the subsurface use terms and conditions on or prior to March 1st of the year following the reporting year in the form approved by the Parties;

          b) data on reserves growth, production, use and losses of all extractable resources, registered on balance;

          c) entire information on exploration, charges and payments for subsurface use in the form and with the periodicity established by the Subsoil Manager.

         10.2. The Subsoil Manager and the License Holder shall mutually agree on the forms, content and periodicity of extra reports submitted by the License Holder.

Article 11. Monitoring of Compliance with the Subsurface Use Terms And Conditions

          11.1. The Subsoil Manager shall be entitled to access the License Holder's technical, geological and financial data related to the use of the subsurface area (provided that it complies with all and any confidentiality restrictions).

          11.2. Monitoring of compliance with the subsurface use terms and conditions, inspections and implementation of measures aimed at eliminating identified breaches shall take place in accordance with the applicable law.

          11.3. The License Holder shall procure that representatives of supervision agencies are transported and are able to access the operations sites and on a confidential basis, and shall provide all the required data related to exploration and production of hydrocarbons in the subsurface use area.

Article 12. Force Majeure

          12.1. Performance of the Parties' obligations hereunder shall be suspended, and the license period shall be extended for the period of time during which the Parties are unable to perform their obligations hereunder as a result of occurrence of the force majeure. In the event of occurrence of force majeure the period of time for performance of the Parties' obligations set forth herein shall be extended on a "day-for-day" basis, including the time spent suspending and resuming the operations.

          12.2. Force majeure shall mean circumstances of insuperable force resulting from Acts of God (earthquakes, floods, fires, etc.) or public events (hostilities, breakouts, strikes, quarantines, transportation restrictions, etc).

          12.3. The Party claiming occurrence of force majeure shall advise the other Party thereof in writing immediately after occurrence of force majeure.

Article 13. Miscellaneous

          13.1. The License Holder shall notify the Subsoil Manager of any and all changes in its contact phone numbers and amendments introduced to its constituent documents within 15 days upon introduction of respective amendments.

          13.2. Should all or any provisions hereof be in conflict with newly adopted laws of Russia, the Parties shall be governed by such newly adopted laws and shall introduce respective amendments hereto eliminating such conflict.

          13.3. Any amendments to the provisions hereof shall be solely in the form of a separate Annex to the License signed by both of the Parties.

          13.4. For all other issues not covered in the Kikinsko-Gusikhinsky subsurface use license and annexes thereto, the Parties shall be governed by the applicable Russian law.

Article 14. Addresses of the Parties:

          14.1. Subsoil Manager:
Territorial Subsurface Use Agency for Saratov Region
410012, Saratov, Moskovskaya Street, 70

          14.2. License Holder:
Artstroy-XXI Limited Liability Company
410031, Saratov, Cheliuskintsev Street, 63/65

Acting Head	Director of
Territorial Subsurface Use Agency	Artstroy-XXI LLC
for Saratov Region

___________ V.Y. Morozov	___________ V.N. Nikitin

May 4, 2005	May 4, 2005

FEDERAL SUBSURFACE USE AGENCY
(ROSNEDRA)	ARTSTROY-XXI
TERRITORIAL SUBSURFACE USE	Limited Liability
AGENCY FOR SARATOV REGION	Company
(SARATOVNEDRA) *OGRN (PRIMARY	Saratov
STATE REGISTRATION NUMBER)
1040405025040*